Filed Pursuant to Rule 424(b)(3)
                                              File No. 333-120752


                           ENNIS, INC.

         PROSPECTUS SUPPLEMENT DATED SEPTEMBER 16, 2005
                               TO
                PROSPECTUS DATED DECEMBER 3, 2004

     This prospectus supplement supplements our prospectus dated December 3, 2004 to reflect changes in the Selling Shareholders table on pages 10-11, as that prospectus has been amended by prospectus supplements dated January 4, 2005 and May 19, 2005. More specifically, the Restricted Stock Agreements referred to in the prospectus supplements have been terminated, and a portion of the shares held under those Restricted Stock Agreements will be liquidated by Anaheim Funding LLC, a company owned by Roger Brown, Laurence Ashkin, John McLinden and Arthur Slaven. 79,115 shares are offered for sale by Anaheim Funding LLC. This prospectus supplement should be read in conjunction with the prospectus and this prospectus supplement is qualified by reference to the prospectus except to the extent that the information contained herein supersedes the information contained in the prospectus.

                      SELLING SHAREHOLDERS

     The table of Selling Shareholders in the prospectus is further amended to reflect the above-referenced transfers by (i) reducing the number of shares beneficially owned and offered by Roger Brown to 654,223; (ii) reducing the number of shares beneficially owned and offered by Laurence Ashkin to 40,372;
(iii) reducing the number of shares beneficially owned and offered by the Barbara McLinden Trust to 1,331,604; (iv) reducing the number of shares beneficially owned and offered by John McLinden to 1,999,391; (v) reducing the number of shares beneficially owned and offered by Arthur Slaven to 1,551,696. The percentages in the table are based on 25,454,624 shares outstanding, as of August 31, 2005.

                                                   Beneficial
               Beneficial Ownership             Ownership After
               Before this Offering              this Offering
               ====================             ================
   Name and
  Address of                           Shares   Number
  Beneficial    Number of               Being     of
  Owner (1)      Shares    Percentage  Offered  Shares  Percentage
-------------- ----------  ----------  -------  ------- ----------
Roger Brown    634,444 (2)    2.5%     634,444     0        *

Laurence         165,961       *       165,961     0        *
Bruce Ashkin
Irrevocable
Marital Trust

Laurence
Ashkin            20,593       *        20,593     0        *

Evan Ashkin      175,181       *       175,181     0        *

Gary Ashkin      281,531      1.1%     281,531     0        *

Nancy Smith      289,793      1.1%     289,793     0        *

John
McLinden      1,979,612 (3)   7.8%    1,979,612    0        *

Barbara S.     1,391,584      5.5%    1,391,584    0        *
McLinden Trust

Arthur
Slaven        1,531,917 (4)   6.0%    1,531,917    0        *

Anaheim          79,115        *        79,115     0        *
Funding LLC

Alf R.
Bumgardner
Trust           176,575        *       176,575     0        *

-------------------------
*  Less than 1%

(1) The address of the Selling Stockholders is c/o Centrum Properties, Inc. 225 W. Hubbard Street, Suite 400, Chicago, IL 60610.
(2) Includes 79,974 shares held in escrow pursuant to the stock pledge and escrow agreement. Also includes 554,470 shares that have been pledged by Roger Brown pursuant to a Merrill Lynch Loan and Collateral Account Agreement and/or Loan Management Account Agreement or other similar agreement by and among Roger Brown, Merrill Lynch Bank USA or Merrill Lynch Private Finance Inc., as the case may be, and Merrill Lynch, Pierce, Fenner & Smith Incorporated (individually and collectively, the "Loan Agreement"), which 554,470 shares of common stock that are subject to this prospectus have been pledged as security for a loan or other extension of credit to Roger Brown. Upon a default under the Loan Agreement, Merrill Lynch Bank USA or Merrill Lynch Private Finance Inc., as the case may be, their direct or indirect parent, Merrill Lynch & Co. Inc. or any subsidiary thereof, may be a selling holder hereunder and may sell the applicable shares of common stock offered by this prospectus.
(3) Includes 1,391,584 shares owned of record by the Barbara S. McLinden Trust, whose trustee is Barbara S. McLinden, wife of John McLinden, 59,980 of which shares are held in escrow pursuant to the stock pledge and escrow agreement. John McLinden may be deemed to beneficially own the shares held by this trust. Also includes 538,028 shares held directly by John McLinden, 19,994 of which shares are held in escrow pursuant to the stock pledge and escrow agreement.
(4) Includes 163,823 shares owned of record by Jane Slaven, wife of Arthur Slaven, of which 19,793 shares are held in escrow pursuant to the stock pledge and escrow agreement. Includes 421,513 shares owned of record by the Michael Slaven Trust, of which Arthur Slaven is the trustee and may be deemed to own beneficially the shares held by that trust. Of the 421,513 shares owned of record by the Michael Slaven Trust, 19,793 shares are held in escrow pursuant to the stock pledge and escrow agreement. Includes 401,411 shares owned of record by the Peter Slaven Grantor Trust, of which Arthur Slaven is the trustee and may be deemed to own beneficially the shares held by that trust. Of the 401,411 shares owned of record by the Peter Slaven Grantor Trust, 19,793 shares are held in escrow pursuant to the stock pledge and escrow agreement. Also includes 545,170 shares held directly by Arthur Slaven, 20,593 of which shares are held in escrow pursuant to the stock pledge and escrow agreement.